Exhibit 99.5

Next Announces Equity From Institutional Investors

CHATTANOOGA, Tenn.—(BUSINESS WIRE) — July 10, 2003 – Next, Inc. (OTCBB:NXTI.OB—News) announces that it has closed its equity transaction for $600,000 with substantial institutional investors. The Company issued a combination of common shares and warrants. The capital infusion will be utilized for the closing of the Lil Fan acquisition as well as for general corporate purposes.

The Company issued a combination of 750,000 shares of common stock and warrants to purchase 375,000 shares of common stock. The shares of common stock were purchased at a price of $0.80 per share and the warrants will entitle the holders thereof to purchase shares of common stock at a price of $1.125 per share for a period of five years.

The Company has agreed to file a registration statement with the Securities and Exchange Commission to register the shares of common stock issued in this financing and the shares of common stock issuable on exercise of warrants within thirty days of the closing.

About Next, Inc.:

Next, Inc. is a creative and innovative sales and marketing organization that designs, develops, markets, and distributes licensed and branded promotional products and imprinted sportswear primarily through key licensing agreements and the Company’s own proprietary designs. Next has several web sites where its products can be viewed: www.collegewearusa.com™; www.americanbiker.net™; and www.ragtopssportswear.com™.

The information provided for in this Press Release contains forward looking statements and information with respect to plans, projections or future performance of the Company, the occurrence of which involves risks and uncertainties that could cause the Company’s actual results to differ materially from expected results and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date the statements were made. The Company’s actual results could differ significantly from those discussed or implied herein.